The shareholders of MFS Intermediate High Income Fund (the "Trust"), held an annual meeting of shareholders on October 9, 2008. Shareholders represented in person or by proxy voted as follows:

Proposal 2:  To approve an Amended and Restated Declaration of Trust.

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Votes For         Votes Against   Votes Abstain  % of Outstanding Shares
                                                        For
----------------- --------------- --------------- ---------------
----------------- --------------- --------------- ---------------
10,982,404.531046 532,676.067295  450,157.789942     52.29%
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Proposal 3: To amend or remove certain  fundamental  investment  policies of the
Trust.

----------------- --------------- --------------- ---------------
                                                 % of Outstanding Shares

----------------- --------------- --------------- ---------------
----------------- --------------- --------------- ---------------
10,816,476.249215 676,647.183106  472,114.955962      51.50%
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